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                                                                   EXHIBIT 10.16

                               CELL ROBOTICS, INC.
                              EMPLOYMENT AGREEMENT

         CELL ROBOTICS, INC., a New Mexico corporation ("Company"), and Paul C. Johnson ("Employee") agree:

         1. Employment. Company hereby employs Employee for the period beginning on the date of this Employment Agreement, and ending upon discharge or resignation of Employee (hereinafter called the "Employment Period"). During the Employment Period, Employee will serve without additional compensation in all capacities to which Employee is elected or appointed by Company or any related entities. Employee will devote sufficient time and energies to the business of Company to accomplish the duties assigned, will perform to the best of Employee's ability all duties assigned to Employee by Company and will devote Employee's best efforts to advance the interests of Company.

         2. Compensation. For all services performed by Employee for Company during the Employment Period, Company will pay Employee such salary as determined by Company and Employee. Employee will be entitled to participate in employee benefit plans established by Company.

         3. Reimbursement of Expenses. Company recognizes that Employee, in performing Employee's duties under this Employment Agreement, will be required to spend sums of money in connection with those duties for the benefit of Company. Employee may present to Company an itemized voucher listing expenses paid by Employee in the performance of Employee's duties on behalf of Company, and on presentation of such itemized voucher, Company will reimburse Employee for all reasonable expenses itemized thereon, including, but not limited to, travel, meals and lodging.

         4. Holidays, Vacation and Sick Leave. Employee will be entitled to 11 holidays, 15 days vacation and 9 days sick leave per year as agreed to by Company. During such holidays, vacation and sick leave, Employee will receive Employee's usual compensation.

         5. Restrictions. Employee may not during the Employment Period, and for a period of one year following the termination of the Employment Period, directly or indirectly, own, manage, operate, invest in, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business within the state of New Mexico which is similar to or competing with a business conducted by Company at any time during the Employment Period.

         6. Confidential Information; Inventions. As a condition of employment, Employee agrees to execute an Employee Confidential Information and Inventions Agreement, in the form attached hereto as Exhibit A.

         7. Resignation and Discharge. Employee may resign by giving 10 working days' prior written notice to Company before resigning; Employee's death will constitute a resignation. Company may discharge Employee at any time without cause upon 10 working days' prior written notice to Employee. If the Employment Period is terminated by resignation or discharge,


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Employee will be paid Employee's salary on a pro rata basis through the date of resignation or discharge, and if requested by Company, Employee will continue to render Employee's services through the date of resignation or discharge. If during the Employment Period Employee violates any term or condition of the Employment Agreement or fails to perform any obligation contained in this Employment Agreement, Company may immediately discharge Employee without liability for salary after the date of the discharge and without any other liability to Employee. If the employee is discharged through no-fault of the employee, then the Company will be responsible for a six month payment of salary

         8. Change in Control Provisions. If there is a "Change in Control" of the Company, and if the "Change in Control" results in the termination of the Employee or the Employee decides to resign within 45 days of the "Change in Control" action, then the Company shall be obligated to pay to Employee Termination Payments equal to, in the aggregate, the Employee's then prevailing annual total compensation including base salary does not include fringe benefits. Such payments shall be due and payable in twelve (12) equal monthly installments commencing one month after the Termination Date. "Change in Control" shall mean any transaction of the Company involving:

     o The merger or consolidation of the Company into or with another entity where the Company's shareholders receive less than 50% of the outstanding voting securities of the new or continuing entity,

     o   the sale of all or substantially all of the Company's assets,

     o any person becoming a beneficial owner, directly or indirectly, of the securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities.

         9. Six Month Salary. If your employment is terminated for any reason other than cause or as a result of a change of voting control, the Company will pay to you one-twelfth of your annual base salary, as of the date of your termination, for a total of six months, in accordance with the Company's payroll procedures as if your employment had continued through that six month period.

         10. Personnel Policies. Company's personnel policies apply to all of Company's employees, including Employee, and describe additional terms and conditions of employment of Employee. Those terms and conditions, as they may be revised from time to time by Company, are incorporated by reference into this Employment Agreement. Company reserves the right to revise the personnel policies from time to time, as Company deems necessary. If any personnel policy provisions conflict with a provision of this Employment Agreement, the terms of the Employment Agreement will govern.

         11. Arbitration. Any controversy arising out of this Employment Agreement or the breach of any term or condition of this Employment Agreement will be settled by arbitration in the city in which the principal office of the Company is located in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.


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         12. Binding Effect. This Employment Agreement constitutes the entire understanding of the parties with respect to its subject matter, may be modified only in writing signed by the parties, is governed by and construed in accordance with the laws of New Mexico and will bind and inure to the benefit of Employee and Employee's personal representative and Company and Company's successors and assigns.

DATED:  June 28th, 2000.

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COMPANY:                                      EMPLOYEE:
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
CELL ROBOTICS, INC.,
a New Mexico corporation

By: /s/ Ronald K. Lohrding      6-28-2000     /s/ Paul C. Johnson       6-28-00
    --------------------------------------    ----------------------------------
    Ronald K. Lohrding            Date        Paul C. Johnson            Date
    Its President and CEO
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